Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112835
PROSPECTUS

Delta Air Lines, Inc.

Offer to Exchange

10% Senior Notes due 2008
for
10% Senior Notes due 2008

       We are offering to exchange up to $247,772,000 aggregate principal amount of our new 10% Senior Notes due 2008 for up to $247,772,000 aggregate principal amount of our existing 10% Senior Notes due 2008. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

       To exchange your old notes for new notes:

•	you are required to make the representations described on page 29 to us

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Global Bondholder Services Corporation, by 5:00 p.m., New York time, on June 3, 2004

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes

       See “Risk Factors” beginning on page 7 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

May 4, 2004

FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
THE EXCHANGE OFFER
SUMMARY DESCRIPTION OF THE NEW NOTES
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF NEW NOTES
THE EXCHANGE OFFER
MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
VALIDITY OF THE NOTES
EXPERTS

Forward-Looking Statements	2
Where You Can Find More Information	2
Summary	3
Risk Factors	7
The Company	14
Use of Proceeds	14
Description of New Notes	15
The Exchange Offer	23
Material United States Tax Consequences of The Exchange Offer	29
Plan of Distribution	29
Validity of the Notes	30
Experts	30

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any participating broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Unless the context otherwise requires, the terms “Delta”, “we”, “us” and “our” refer to Delta Air Lines, Inc.

      You should rely only on the information contained in this document and the documents incorporated by reference or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not making an exchange offer of the notes in any state where the exchange offer is not permitted. The information in this prospectus may only be accurate on the date of this prospectus.

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which represent our expectations or beliefs concerning future events. When used in this prospectus, and in documents incorporated by reference, the words “expects,” “plans,” “anticipates”, and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historic experience or our expectations. Additional information concerning these and other factors is contained in our SEC filings, including but not limited to our Forms 10-K, 10-Q and 8-K.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by us at the SEC’s public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Delta’s SEC filings are also available to the public over the internet at http://www.sec.gov.

      We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the exchange offer (other than current reports furnished on Form 8-K under Items 9 and 12).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

•	Current Reports on Form 8-K filed February 3, 2004 and April 16, 2004.

      The information incorporated by reference in this prospectus is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

      Any party to whom this prospectus is delivered may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning Delta at Delta Air Lines, Inc., Investor Relations, Dept. No. 829, P.O. Box 20706, Atlanta, GA 30320, telephone no. (404) 715-2600.

SUMMARY

      This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

THE EXCHANGE OFFER

Notes Offered	We are offering up to $247,772,000 aggregate principal amount of 10% Senior Notes due 2008, which have been registered under the Securities Act.

The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were issued in transactions not required to be registered under the Securities Act. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on June 3, 2004 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to June 3, 2004. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	Global Bondholder Services Corporation is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below

      Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

      If you are an affiliate of Delta, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

      For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES

      The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to old notes do not apply to the new notes.

Issuer	Delta Air Lines, Inc.

Interest	10% per annum

Interest Payment Dates	Interest will be payable semi-annually on each February 15 and August 15, commencing August 15, 2004. Interest will accrue from the February 15 or August 15 that interest was last paid on the old notes.

Maturity Date	August 15, 2008

Ranking	The new notes are our senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The new notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The new notes will be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2004, we had approximately $12.6 billion of total consolidated indebtedness, including capital leases; approximately $5.8 billion of secured indebtedness (excluding secured indebtedness of our subsidiaries); and approximately $2.2 billion of subsidiary indebtedness.

No Redemption	The notes are not redeemable by us prior to maturity.

Events of Default	The following events are events of default under the indenture for the new notes:

• we fail to pay interest on any new note when due and payable and that default continues for 30 days or more;

• we fail to pay principal of any new note when due and such default continues for a period of 5 business days;

• we fail to comply with or observe any other covenant or warranty in the indenture or in the new notes and that failure continues for 60 days or more after written notice as provided in the indenture;

• we or any of our restricted subsidiaries (as defined herein) fail to pay when due, either at its final stated maturity or upon acceleration thereof, any indebtedness (other than indebtedness which is non-recourse to us or any restricted subsidiary) for money borrowed equal to $75 million or more and such failure is not cured, or the acceleration is not rescinded or annulled, within 30 days after written notice as provided in the indenture; and

• certain events of our bankruptcy, insolvency or reorganization. See “Description of New Notes — Events of Default and Remedies.”

Form and Denomination	The new notes are issued only in the form of one or more global notes, to be held in book-entry form. Each global note will be deposited with DTC, in each case for credit to the account of a direct or indirect participant of DTC. Investors in the global notes who are participants in DTC may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants in DTC may hold their interests indirectly through organizations that are participants in DTC. Interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

Except as provided above and as set forth under “Description of New Notes — Exchange of Global Notes for Certificated Notes,” participants and indirect participants will not be entitled to receive physical delivery of definitive new notes or to have new notes issued and registered in their names and will not be considered the owners or holders of the new notes under the indenture.

Interests in the global notes and the definitive new notes, if any, were issued in minimum denominations of $1,000 and in integral multiples thereof.

Governing Law	The new notes and their governing indenture are governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Transfer Agent, and Paying Agent	The Bank of New York

Book-Entry Depository	The Depository Trust Company

RISK FACTORS

      Before investing in our notes, you should carefully consider the following risk factors as well as other information contained or incorporated by reference in this prospectus.

Risk Factors Relating to the Airline Industry and Delta

The airline industry has changed fundamentally since the terrorist attacks on September 11, 2001, and our business, financial condition and operating results have been materially adversely affected.

      Since the terrorist attacks of September 11, 2001, the airline industry has experienced fundamental and lasting changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Additionally, during 2003, the industry’s financial results were negatively impacted by the military action in Iraq and the Severe Acute Respiratory Syndrome (SARS) outbreak. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these events will continue to have a material adverse effect on our business, financial condition and operating results.

Bankruptcies and other restructuring efforts by our competitors have put us at a competitive disadvantage.

      Since September 11, 2001, several air carriers have sought to reorganize under Chapter 11 of the Bankruptcy Code, including United Air Lines, Inc., the second-largest U.S. air carrier, U.S. Airways Group, Inc., the seventh-largest U.S. air carrier, and several smaller competitors. Since filing for Chapter 11 on August 11, 2002, U.S. Airways Group, Inc. has emerged from bankruptcy, but recently announced that it is seeking additional cost concessions from its unions. Additionally, AMR Corporation (American Airlines) has recently restructured certain labor costs and lowered its operating cost base. These reorganizations or restructurings have enabled these competitors to significantly lower their operating costs. We believe that our unit costs have gone from being among the lowest of the hub and spoke carriers to among the highest for the full year 2003.

The airline industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

      We face significant competition with respect to routes, services and fares. Our domestic routes are subject to competition from both new and established carriers, some of which have substantially lower costs than we do and provide service at lower fares to destinations served by us. Our revenues continue to be adversely impacted by the growth of the low-cost carriers with which we compete in most of our markets. Significant expansion by low-cost carriers to our hub airports could have an adverse impact on our business. We also face increasing competition in smaller to medium-sized markets from rapidly expanding regional jet operators. In addition, we compete with foreign carriers, both on interior U.S. routes, due to marketing and code sharing arrangements, and in international markets. If we are not able to realign our cost structure to compete with that of other carriers, or if fare reductions are not offset by higher yields, our business, financial condition and operating results may be materially adversely affected.

If we continue to experience significant losses without successfully reducing our operating expenses, we may be unable to maintain sufficient liquidity to provide for our operating needs.

      We reported a net loss of $773 million for the year ended December 31, 2003, or $6.40 basic and diluted loss per common share, compared to a net loss of $1.3 billion for the year ended December 31, 2002, or $10.44 basic and diluted loss per common share. We have recorded a substantial net loss for three consecutive years. Our revenue and cost challenges are expected to continue for the immediate term, and we reported an unaudited net loss of $383 million for the first quarter of 2004. We do not expect significant improvement in the revenue environment in 2004 and expect significant cost pressures related to aircraft fuel, pension and interest expenses to continue.

      Although we are pursuing profit improvement initiatives aimed at lowering our costs and enhancing our revenues, these initiatives may not be sufficient. Furthermore, our pilot labor costs are substantially higher than our competitors’ pilot labor costs. Although we are currently in discussions with the Air Line Pilots Association, International (ALPA) in an attempt to reduce our pilot labor costs, we cannot predict the outcome of those discussions. To the extent that we deplete our cash reserves and are unable to access the capital markets for long-term capital spending requirements or short-term liquidity needs, we will be unable to fund our obligations and sustain our operations.

Our ability to access the capital markets is partially dependent on our credit ratings. A further decline in our ratings would increase our borrowing costs and could hinder our ability to operate our business.

      Our business is highly dependent on our ability to access the capital markets. Our access to, and our costs of borrowing in, these markets depend on our credit ratings. Since September 11, 2001, our issuer credit ratings have been lowered to B3 by Moody’s Investors Service, Inc. (Moody’s) and to B- by Standard & Poor’s Rating Services (S&P). Our senior unsecured long-term debt is rated Caa2 by Moody’s, CCC by S&P and CCC+ by Fitch Ratings (Fitch). Fitch has stated that its ratings outlook for our senior unsecured debt is negative, while Moody’s and S&P have stated that their ratings outlook is stable. Our credit ratings may be lowered further or withdrawn. While we do not have debt obligations that accelerate as a result of a credit ratings downgrade, our credit ratings have negatively impacted our ability to issue unsecured debt, renew outstanding letters of credit that back certain of our obligations and obtain certain financial instruments that we use in our fuel hedging program. Our credit ratings have also increased the cost of our financing transactions and the amount of collateral required for certain financial instruments, insurance coverage and vendor agreements. To the extent we are unable to access the capital markets, or our financing costs continue to increase, including as a result of further credit ratings downgrades, our business, financial condition and operating results would be materially adversely impacted.

Our pension plan funding obligations are significant and are affected by factors beyond our control.

      We sponsor qualified defined benefit pension plans for eligible employees and retirees. Our funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974 (ERISA). We have met our required funding obligations in 2003 for these plans, which currently satisfy minimum funding requirements under ERISA.

      Estimates of the amount and timing of our future funding obligations for the pension plans are based on various assumptions. These include assumptions concerning, among other things, the actual and projected market performance of the pension plan assets; 30-year U.S. treasury bond yields; statutory requirements; and demographic data for pension plan participants. The amount and timing of our future funding obligations also depend on whether we elect to make contributions to the pension plans in excess of those required under ERISA; such voluntary contribution may reduce or defer the funding obligations we would have absent those contributions.

      Our estimated pension funding of approximately $460 million for 2004 includes (1) a voluntary contribution of $325 million to our non-pilot pension plan, which we made in the March 2004 quarter; and (2) required contributions totaling approximately $135 million which we will make to our pilot pension plan during the year, of which we contributed $71 million during the March 2004 quarter. Our anticipated funding obligations under our pension plans for 2005 and thereafter cannot be reasonably estimated at this time because these estimates vary materially depending on the assumptions used to determine them and whether we make contributions in excess of those required. Nevertheless, we presently expect that our funding obligations under our pension plans in each of the years from 2005 through 2008 will be significant and could have a material adverse impact on our liquidity.

Our indebtedness and other obligations are substantial and could materially adversely affect our business and our ability to incur additional debt to fund future needs.

      We have now and will continue to have a significant amount of indebtedness and other obligations. As of March 31, 2004, we had approximately $12.6 billion of total consolidated indebtedness, including capital leases.

We also have minimum rental commitments with a present value of approximately $8 billion under noncancelable operating leases with initial or remaining terms in excess of one year. Further the indenture pursuant to which the notes were issued does not limit the creation of additional indebtedness. Our substantial indebtedness and other obligations could negatively impact our operations in the future. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events, limit our ability to withstand competitive pressure and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

•	place us at a competitive disadvantage to our competitors that have relatively less debt than we have.

      We have significant debt obligations maturing in the near term (approximately $580 million in the remainder of 2004 and $1.2 billion in 2005, as adjusted for certain refinancings of regional jet aircraft subsequent to December 31, 2003), as well as substantial pension funding obligations. We expect to meet our obligations as they come due through available cash and cash equivalents, investments, internally generated funds and borrowings. We do not have any existing undrawn lines of credit. However, we have available to us long-term secured financing commitments that we may use to finance a substantial portion of regional jet aircraft delivered to us through 2004. While new financing may be available to us, access to such financing cannot be assured given the existing business environment and the composition of our currently available unencumbered assets. Most of our owned aircraft are encumbered and those that are not are less attractive to lenders because they are not eligible for mortgage financing under Section 1110 of the U.S. Bankruptcy Code, are older aircraft types and/or are aircraft types which are no longer manufactured. Failure to obtain new financing could have a material adverse effect on our liquidity.

Interruptions or disruptions in service at one of our hub airports could have a material adverse impact on our operations.

      Our business is heavily dependent on our operations at the Hartsfield-Jackson Atlanta International Airport and at our other hub airports in Cincinnati, Dallas/Fort Worth and Salt Lake City. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities and to other Delta hubs. A significant interruption or disruption in service at the Atlanta Airport or at one of our other hubs could have a serious impact on our business, financial condition and operating results.

We are increasingly dependent on technology in our operations, and if our technology fails or we are unable to continue to invest in new technology, our business may be adversely affected.

      We are increasingly dependent on technology initiatives to reduce costs and to enhance customer service in order to compete in the current business environment. For example, we have made significant investments in check-in kiosks, Delta Direct phone banks and related initiatives across the system. The performance and reliability of our technology is critical to our ability to attract and retain customers and our ability to compete effectively. In this challenging business environment, we may not be able to continue to make sufficient capital investments in our technology infrastructure to deliver these expected benefits.

      In addition, any internal technology error or failure, or large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or internet, may disrupt our technology network. Any individual, sustained or repeated failure of our technology could impact our customer service and result in increased costs. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly.

The airline industry is subject to extensive government regulation, and new regulations may increase our operating costs.

      Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA’s regulations.

      Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines. Due to the weak demand and revenue environment, this action has negatively impacted our revenues because we have not been able to increase our fares to pass these fees on to our customers.

      Furthermore, we and other U.S. carriers are subject to domestic and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which we operate. In addition to the heightened level of concern regarding privacy of passenger data in the United States, certain European government agencies are initiating inquiries into airline privacy practices. Compliance with these regulatory regimes is expected to result in additional operating costs and could impact our operations and any future expansion.

Our insurance costs have increased substantially as a result of the September 11 terrorist attacks, and further increases in insurance costs or reductions in coverage could have a material adverse impact on our business and operating results.

      As a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. The U.S. government is providing U.S. airlines with war-risk insurance to cover losses to passengers, third parties (ground damage) and the aircraft hull. This coverage extends through August 2004 (with a possible extension to December 31, 2004 at the discretion of the Secretary of Transportation), but the coverage may not be extended beyond that time. We expect that if the U.S. government fails to renew the war-risk insurance that it provides, we will be required to replace such coverage commercially or consider other alternatives. There can be no assurance that such commercially provided war-risk insurance coverage will be adequate to protect our risk of loss from future acts of terrorism or will be provided on terms that will not have a material adverse impact on our financial condition and operating results.

Our business is dependent on the availability and price of aircraft fuel. Significant disruptions in the supply of aircraft fuel or periods of high fuel costs would materially adversely affect our operating results.

      Our operating results can be significantly impacted by changes in the availability or price of aircraft fuel. Fuel prices increased substantially in 2003, when our average fuel price per gallon rose 22% to approximately $0.82 as compared to 2002. Our fuel costs represented 14%, 12% and 12% of our operating expenses in 2003, 2002 and 2001, respectively. Due to the competitive nature of the airline industry, we may not be able to pass on any increases in fuel prices to our customers by increasing our fares. Furthermore, the impact of lower aircraft fuel prices could be offset by increased price competition, and a resulting decrease in revenues, for all air carriers.

      Our aircraft fuel purchase contracts do not provide material protection against price increases or assure the availability of our fuel supplies. We purchase most of our aircraft fuel from petroleum refiners under contracts that establish the price based on various market indices. We also purchase aircraft fuel on the spot market, from off-shore sources and under contracts that permit the refiners to set the price. To attempt to reduce our exposure to changes in fuel prices, we periodically enter into heating and crude oil derivatives contracts, though we may not successfully manage this exposure. Depending on the type of hedging instrument used, our ability to benefit from declines in fuel prices may be limited.

      Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and fuel price increases in the future.

If we experience a significant loss of our senior management and other key employees, our operating results could be adversely affected, and we may not be able to attract and retain additional qualified management personnel.

      We have approximately 55 officers, and we are dependent on their experience and industry knowledge, and that of other key employees, to execute our business plans. If we were to experience a substantial turnover in our leadership, our performance could be materially adversely impacted. Additionally, we may be unable to attract and retain additional qualified executives as needed in the future.

Employee strikes and other labor-related disruptions may adversely affect our operations.

      Our business is labor intensive, requiring large numbers of pilots, flight attendants, mechanics and other personnel. Approximately 18% of our workforce is unionized. Strikes or labor disputes with our and our affiliates’ unionized employees may adversely affect our ability to conduct our business. Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, which provides that a collective bargaining agreement between an airline and a labor union does not expire, but instead becomes amendable as of a stated date. Our collective bargaining agreement with ALPA, which represents our pilots, becomes amendable on May 1, 2005. Our wholly owned subsidiary, Atlantic Southeast Airlines, Inc. (ASA), is in collective bargaining negotiations with ALPA, which represents ASA’s pilots, and with the Association of Flight Attendants, which represents ASA’s flight attendants. The outcome of these collective bargaining negotiations cannot presently be determined. In addition to the ASA negotiations, if we or our affiliates are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages.

We are facing significant litigation, including litigation arising from the terrorist attacks on September 11, 2001, and if any such significant litigation is concluded in a manner adverse to us, our financial condition and operating results could be materially adversely affected.

      We are involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning our business. We are also a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. It appears that the plaintiffs in these September 11 actions are alleging that we and many other air carriers are jointly liable for damages resulting from the terrorist attacks based on a theory of shared responsibility for passenger security screening at Boston Logan International Airport, Washington Dulles International Airport and Newark Liberty International Airport. These lawsuits, which are in preliminary stages, generally seek unspecified damages, including punitive damages. Although federal law limits the financial liability of any air carrier for compensatory and punitive damages arising out of the September 11 terrorist attacks to no more than the limits of liability insurance coverage maintained by the air carrier, it is possible that we may be required to pay damages in the event of our insurer’s insolvency or otherwise. While we cannot reasonably estimate the potential loss for certain of our legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought, if the outcome of any significant litigation is adverse to us, our financial condition and operating results could be materially adversely impacted.

The SARS outbreak significantly impacted the airline industry, and future disease outbreaks could materially adversely impact our business and operating results.

      During the first six months of 2003, the SARS outbreak, primarily centered in China and other Southeast Asian countries, with a number of cases in Toronto, Canada, significantly impacted airline industry revenues. Due to our small Pacific presence, however, the SARS outbreak has had only a minimal impact on us. However, if SARS were to spread more widely or if concerns regarding some other disease were to significantly impact customers’ willingness to travel, our financial condition and operating results could be materially adversely impacted.

We are at risk of losses and adverse publicity stemming from any accident involving our aircraft.

      If one of our aircraft were to crash or be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that we operate or an airline that is one of our codeshare partners could create a public perception that our aircraft are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our aircraft and harm our business.

Seasonality and other factors impact demand for air travel, and our prior performance is not necessarily indicative of our future results.

      In general, demand for air travel is higher in the June and September quarters, particularly in international markets, because there is more vacation travel during these periods than during the remainder of the year. Demand for air travel is also affected by factors such as economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year, and operating results for a historical period are not necessarily indicative of operating results for a future period.

Arthur Andersen LLP audited certain financial information included or incorporated in this prospectus. In the event such financial information is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP

      Our consolidated statements of operations, shareowners’ equity and cash flows for the fiscal year ended December 31, 2001 were audited by Arthur Andersen LLP. Arthur Andersen LLP has ceased operations in the United States. As a result, you may be limited in your ability to recover damages from Arthur Andersen LLP under the Securities Act if it is later determined that there are false statements contained in any portions of this prospectus that have been prepared in reliance on financial statements audited by Arthur Andersen LLP.

Risk Factors Relating to the New Notes

The notes will rank below our secured debt and the liabilities of our subsidiaries

      The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will also be structurally subordinated to all liabilities of our subsidiaries.

      A substantial portion of our debt is secured by our assets. As a result, holders of our secured debt will have a claim to those assets prior to any claim that you may have to those assets. Further, the indenture does not limit our ability to create additional indebtedness or to secure any such indebtedness with additional assets. If we incur additional indebtedness and secure such indebtedness with our assets, your rights to receive payments under the notes will effectively be junior to the rights of the holders of such future secured indebtedness.

      The notes are obligations exclusively of Delta. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the notes or to provide us with funds for its payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, are expressly subordinated to the claims of that subsidiary’s creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness.

      As of March 31, 2004, we had approximately $12.6 billion of total consolidated indebtedness, including capital leases; approximately $5.8 billion of secured indebtedness (excluding secured indebtedness of our subsidiaries); and approximately $2.2 billion of subsidiary indebtedness.

We cannot assure you that a market for the notes will develop

      There is no established public trading market for the notes, and no assurance can be given as to:

•	the liquidity of any such market that may develop;

•	the ability of holders of the notes to sell their notes; or

•	the price at which the holders of the notes would be able to sell their notes.

      If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount, depending on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	general economic conditions; and

•	our financial condition, historic financial performance and future prospects.

Changes in our credit rating or the credit markets could adversely affect the price of the notes

      The price for the notes depends on many factors, including:

•	our credit rating with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

      The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

      In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the airline industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their credit ratings on the notes. A negative change in our rating could have an adverse effect on the price of the notes.

THE COMPANY

      Delta is a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Based on calendar year 2003 data, Delta is the second-largest carrier in terms of passengers carried and the third-largest airline measured by operating revenues and revenue passenger miles flown. We are a leading U.S. transatlantic airline, servicing the largest number of nonstop markets and offering the second-most daily flight departures. Among U.S. airlines, we have the second-most transatlantic passengers. We operate hubs in Atlanta, Cincinnati, Dallas/Fort Worth and Salt Lake City. We also operate international gateways in Atlanta and at New York’s John F. Kennedy International Airport.

      Delta is a Delaware corporation headquartered in Atlanta, Georgia. Our address is Hartsfield-Jackson Atlanta International Airport, Atlanta, Georgia 30320, and our telephone number is (404) 715-2600. Our website is www.delta.com. We have provided our website address as an inactive textual reference only and the information contained on our website is not a part of this prospectus.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      The old notes were issued in a voluntary exchange offer for $300 million outstanding principal amount of our 6.65% Series C Medium-Term Notes due 2004 (the (“2004 Notes”), and $500 million outstanding principal amount of our 7.70% Senior Notes due 2005 (the “2005 Notes”). The exchange offer expired on September 4, 2003, and, as of that time, $64 million principal amount of the 2004 Notes and $198 million principal amount of the 2005 Notes had been tendered and not withdrawn. As a result of this exchange, we paid $47 million in cash and issued the old notes. We did not receive any cash proceeds from the issuance of the old notes.

DESCRIPTION OF NEW NOTES

      We will issue the new notes under an indenture dated as of December 14, 1999, as amended by a first supplemental indenture, dated as of July 23, 2003, between us and The Bank of New York, as trustee. A copy of the indenture and the supplemental indenture is available upon request to us at the address indicated under “Where You Can Find More Information.” The following is a summary of certain provisions of the indenture and does not purport to be complete. Reference should be made to all provisions of the indenture, including the definitions of certain terms contained therein. As used in this section, the terms “Delta,” “we,” “us” and “our” refer to Delta Air Lines, Inc., but not any of our subsidiaries, unless the context requires otherwise.

General

      The new notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The new notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries.

      The new notes will mature on August 15, 2008, and will be limited to an aggregate principal amount of $247,772,000.

      The new notes will be issued in minimum denominations of $1,000 and in integral multiples thereof in fully registered form. The new notes are exchangeable and transfers of the new notes will be registrable without charge, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge in connection with such exchanges or transfers.

      The new notes will accrue interest at a rate of 10% per annum from the February 15 or August 15 that interest was last paid on the old notes surrendered in exchange for the new notes, and any accrued and unpaid interest, will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2004. Interest will be paid to the person in whose name a new note is registered at the close of business on February 1 or August 1 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, securing our debt or issuing or repurchasing our debt securities.

      You are not afforded protection in the event of a highly leveraged transaction, or a change of control of us under the indenture.

      Principal of and interest on the new notes will be payable in same-day funds by transfer to an account maintained by the payee at the office or agency maintained for such purpose or, if no proper wire transfer instructions shall have been received by the trustee, payment of interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

      If any interest payment date or the maturity date falls on a day that is not a business day, the required payment of principal of and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of payment on the next succeeding business day. The term “business day” means, with respect to any new note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Ranking

      The new notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The new notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The new notes will be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2004, we had approximately $12.6 billion of total consolidated indebtedness, including capital leases; approximately $5.8 billion of secured indebtedness (excluding secured indebtedness of our subsidiaries); and approximately $2.2 billion of subsidiary indebtedness, which are effectively senior to the new notes. The indenture will not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, or limit the amount of assets that we can use to secure our other indebtedness, nor will the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

No Redemption

      The new notes will not be redeemable by us prior to maturity.

Merger and Consolidation

      The indenture provides that we may not consolidate or merge with or into, or transfer, lease or convey all or substantially all of our properties or assets to another corporation, person or entity as an entirety or substantially as an entirety unless:

either we are the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia and the successor or purchaser expressly assumes our obligations on the new notes under a supplemental indenture in a form reasonably satisfactory to the trustee;

in all cases, immediately after giving effect to the transaction, no default or event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

      Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) we will be relieved of all further obligations and covenants under the indenture and the new notes. It is possible that a consolidation, merger, conveyance, lease or transfer described above may be a taxable transaction to holders.

Events of Default and Remedies

      An event of default is defined in the indenture as being:

(i) a default for 30 days in payment of any installment of interest with respect to the new notes;

(ii) a default for 5 business days in payment of the principal of the new notes when due;

(iii) a default in the performance, or breach of any other covenant or warranty in respect of the new notes contained in the indenture or the new notes for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the new notes then outstanding;

(iv) a default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our restricted subsidiaries (other than any such indebtedness which is non-recourse to us or such restricted subsidiary (as defined below)), which default:

•	is caused by a failure to pay when due any principal on such indebtedness at the final stated maturity date of such indebtedness, which failure continues beyond any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default at the final stated maturity thereof or the maturity of which has been so accelerated, aggregates to $75 million or more and such payment default is not cured or such acceleration is not annulled within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the new notes then outstanding; or

(vi) certain events involving our bankruptcy, insolvency or reorganization.

      If an event of default (other than an event of default specified in clause (vi) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the new notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest and accrued and unpaid liquidated damages, if any, on all the new notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and accrued and unpaid liquidated damages, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the new notes to the contrary. If any event of default specified in clause (vi) above occurs, all unpaid principal of and accrued and unpaid interest and liquidated damages, if any, on the new notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of new notes.

      Holders of the new notes may not enforce the indenture or the new notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the new notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal or interest on the new notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the new notes then outstanding by written notice to the trustee may rescind any acceleration of the new notes and its consequences if all existing events of default (other than the nonpayment of principal of and interest on the new notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

      A holder of new notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default on the new notes;

•	the holder of at least 25% in aggregate principal amount of the new notes then outstanding makes a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after the receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the new notes then outstanding do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of new notes to sue for enforcement of the payment of the principal of or interest, on the holder’s new note on or after the respective due dates expressed in its new note.

      The holders of no less than a majority in aggregate principal amount of the new notes then outstanding may, on behalf of the holders of all the new notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal or interest on the new notes (other than the nonpayment of principal or interest on the new notes that have become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of new notes then outstanding.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

      “Restricted subsidiary” means any subsidiary (i) substantially all of the property of which is located, and substantially all of the operations of which are conducted, in the United States, and (ii) which owns a principal property, except a subsidiary which is primarily engaged in the business of a finance company.

      “Principal property” means any aircraft, or any aircraft engine installed in any aircraft, that has 75 or more passenger seats, whether now owned or hereafter acquired by us or any restricted subsidiary.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the new notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for new notes), and any existing default or compliance with any provision of the indenture or the new notes may be waived with the consent of the holders of a majority in principal amount of the new notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for new notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any new notes held by a non-consenting holder):

•	reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any new note or, other than as set forth in the paragraph below, alter the provisions with respect to the redemption or repurchase of the new notes;

•	reduce the rate or amount of or change the time for payment of interest, including defaulted interest, if any, on any new notes;

•	waive a default or event of default in the payment of principal of or interest on the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the new notes then outstanding and a waiver of the payment default that resulted from such acceleration);

•	make any new note payable in money other than that stated in the indenture and the new notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of new notes to receive payments of principal of or interest on the new notes;

•	make any change to the abilities of holders of new notes to enforce their rights under the indenture or the foregoing provisions or this provision.

      Notwithstanding the foregoing, without the consent of any holder of new notes, we and the trustee may amend or supplement the indenture or the new notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect rights of the holders of the new notes under the indenture;

•	provide for the assumption of our obligations to holders of new notes in the circumstances required under the indenture as described under “— Merger and Consolidation;”

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of new notes or that does not adversely affect the legal rights under the indenture of any such holder; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Discharge of the Indenture

      The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the new notes, when either of the following occurs:

•	all the new notes authenticated and delivered have been delivered to the trustee for cancellation; or

•	(i) all new notes not delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year and we have irrevocably deposited or caused to be deposited with the trustee funds sufficient to pay or discharge the new notes not previously delivered to the trustee for cancellation; (ii) we have paid all other sums payable under the indenture; and (iii) we have delivered to the trustee and officer’s certificate and an opinion of counsel each stating that we have complied with all conditions precedent under the indenture relating to its satisfaction and discharge.

Depository Procedures

      The following description of the operations of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

      DTC has advised us that it is a limited-purpose trust company created to hold notes for its participants and to facilitate the clearance and settlement of transactions in those notes between participants through electronic book-entry changes in accounts of its participants. The participants include brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through participants or the indirect participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes representing the new notes and tender to DTC of the old notes in the exchange offer, DTC will credit the accounts of the participants designated by holders of old notes who have exchanged their old notes in the exchange offer with an ownership interest in the global note representing the new notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

      Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes that are not participants may hold their interests indirectly through organizations which are participants in such system. The laws of some states require that certain persons take physical delivery in definitive form of notes they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the global notes will not have new notes registered in their name, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions or practices of DTC or any of its participants or indirect participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of notes such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the global notes for new notes in certificated form, and to distribute such new notes to its participants.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

Exchange of Global notes for Certificated Notes

      A global note is exchangeable for certificated notes if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes, and we fail to appoint a successor depositary within 90 days of such notice, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing a default or event of default with respect to the new notes.

      In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

      We will make payments in respect of the notes represented by the global notes (including principal of interest by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal of any interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The new notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the new notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Governing Law

      The Indenture and new notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflict of laws principles.

Reports

      Whether or not required by the rules and regulations of the SEC, so long as any new notes are outstanding, we will file with the SEC and furnish to the trustee all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors.

The Trustee

      The Bank of New York is the trustee, security registrar and paying agent.

      The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the new notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of new notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

      The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign. The Bank of New York may in the future engage in other commercial banking transactions with us. Pursuant to the Trust Indenture Act of 1939, upon the occurrence of a default with respect to the notes, The Bank of New York may be deemed to have a conflicting interest by virtue of its lending and other business relationships with us. In that event, The Bank of New York would be required to resign as trustee or eliminate the conflicting interest.

No Recourse Against Others

      None of our directors, officers, employees, stockholders or affiliates, as such, shall have any liability or any obligations under the new notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for the new notes.

THE EXCHANGE OFFER

      In a registration rights agreement between Delta and the initial purchasers of the old notes, we agreed

(1)	to use our reasonable best efforts to file a registration statement with respect to an offer to exchange the old notes for a new issue of notes, with terms substantially the same as of the old notes but registered under the Securities Act,

(2)	to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC,

(3)	to commence the exchange offer promptly after the registration statement has been declared effective,

(4)	to use our reasonable best efforts to keep the registration statement effective until the closing of the exchange offer, and

(3)	use our reasonable best efforts to consummate the exchange offer within 60 days after the registration statement is declared effective.

      The registration rights agreement provides that if the exchange offer is not consummated within 270 days after the initial issuance of the old notes and a shelf registration statement relating to the old notes has not been declared effective within 270 days after the initial issuance of the old notes, then additional interest will accrue on the old notes in addition to the rate of 10%, from and including the 270th day, but excluding the date on which the exchange offer is consummated or shelf registration statement is declared effective, at the rate of 0.25% per year, plus an additional 0.25% per year from and during any period in which the shelf registration statement ceases to be effective for more than 60 days during any 12-month period. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 3, 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means June 3, 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $247,772,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Notes.”

Important rules concerning the exchange offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Delta in its sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither Delta, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

      If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Global Bondholder Services Corporation at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3)	you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Delta.

How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Delta, proper evidence satisfactory to Delta of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

      If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

      Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

      If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

•	the amount of old notes tendered

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3)	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You can withdraw your tender of old notes at any time on or prior to the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

      If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      Global Bondholder Services Corporation has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

Global Bondholder Services Corporation, Exchange Agent

65 Broadway -Suite 704
New York, New York 10006
Attn: Corporate Actions

Facsimile Transmissions:

212 430 3775

To Confirm by Telephone

or for Information:
212 430 3774

      Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

      The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $105,000.

Transfer Taxes

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      However, any purchaser of old notes who is an “affiliate” of Delta or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old notes in the exchange offer and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

      By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

      In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented for a period of 90 days after the expiration of the exchange offer in connection with the resale of new notes.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

      The preceding paragraph does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

      We will not receive any proceeds from any sale of new notes by broker-dealers.

      New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

      Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NOTES

      The validity of the notes will be passed upon for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

      The consolidated statements of operations, cash flows and shareowners’ equity for the year ended December 31, 2001 and related schedule incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the methods of accounting for derivative instruments and hedging activities as discussed in Note 4 to the audited consolidated financial statements. Arthur Andersen LLP has ceased operations in the United States.

      On March 6, 2002, Delta’s board of directors decided to retain Deloitte & Touche LLP as Delta’s independent public accountants and dismissed Arthur Andersen LLP, Delta’s former auditors. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to Delta’s financial statements for fiscal year 2001, which, if not resolved to the former auditor’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Deloitte & Touche LLP, Delta had not consulted with Deloitte & Touche LLP regarding accounting principles.

      The consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, cash flows and shareowners’ (deficit) equity for the years then ended, incorporated by reference in this prospectus from Delta’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) Delta’s change in its method of accounting for goodwill and other intangible assets, effective January 1, 2002, to conform with Statement of Financial Accounting Standards No. 142 and (2) the application of procedures relating to certain revised disclosures in Notes 5, 9, 16 and 21 related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LETTER OF TRANSMITTAL

DELTA AIR LINES, INC.

Offer to Exchange Its

10% Senior Notes due 2008
(Registered Under The Securities Act of 1933)
For Any and All of Its Outstanding
10% Senior Notes due 2008

Pursuant to the Prospectus

Dated May 4, 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 3, 2004 UNLESS THE OFFER IS EXTENDED.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

GLOBAL BONDHOLDER SERVICES CORPORATION

By Registered or Certified Mail: Global Bondholder Services Corporation 65 Broadway — Suite 704 New York, New York 10006 Attn: Corporate Actions	By Overnight Delivery or Hand: Global Bondholder Services Corporation 65 Broadway — Suite 704 New York, New York 10006 Attn: Corporate Actions
To Confirm by Telephone or for Information: 212 430 3774	Facsimile Transmissions: 212 430 3775

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

     THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

     This Letter of Transmittal is to be completed by holders of Old Notes (as defined below) if Old Notes are to be forwarded herewith and, unless your Old Notes are held through The Depository Trust Company (“DTC”), should be accompanied by the certificates for the Old Notes. If tenders of Old Notes are to be made by book-entry transfer to an account maintained by Global Bondholder Services Corporation (the “Exchange Agent”) at DTC pursuant to the procedures set forth in “The Exchange Offer — Book-Entry Transfer” in the Prospectus and in accordance with the Automated Tender Offer Program (“ATOP”) established by DTC, a tendering holder will become bound by the terms and conditions hereof in accordance with the procedures established under ATOP.

     Holders of Old Notes whose certificates (the “certificates”) for such Old Notes are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent on or prior to the expiration date (as defined in the Prospectus) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus. SEE INSTRUCTION 1. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

ALL TENDERING HOLDERS COMPLETE THIS BOX:

DESCRIPTION OF OLD NOTES TENDERED

Name(s) and address(es) of Registered Holder(s)	Old Notes Tendered
(Please fill in, if blank)	(attach additional list if necessary)

Principal Amount
of Old Notes
		Principal	Tendered
	Certificate	Amount	(if less than
	Number(s)*	of Old Notes	all)**

Total Amount Tendered

* Need not be completed by book-entry holders.
** Old Notes may be tendered in whole or in part in denominations of $1,000 and multiples thereof. All Old Notes held shall be deemed tendered unless a lesser number is specified in this column.

(BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS ONLY)

☐	CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution

DTC Account Number

Transaction Code Number

☐	CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name of Registered Holder(s)

Window Ticket Number (if any)

Date of Execution of Notice of Guaranteed Delivery

Name of Institution which Guaranteed

If Guaranteed Delivery is to be made By Book-Entry Transfer:

Name of Tendering Institution

2

DTC Account Number

Transaction Code Number

☐	CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OLD NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET MAKING OR OTHER TRADING ACTIVITIES (A “PARTICIPATING BROKER-DEALER”) AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

3

Ladies and Gentlemen:

      The undersigned hereby tenders to Delta Air Lines, Inc., a Delaware corporation (the “Company”), the principal amount of the Company’s 10% Senior Notes due 2008 (the “Old Notes”) specified above in exchange for a like aggregate principal amount of the Company’s 10% Senior Notes due 2008 (the “New Notes”), upon the terms and subject to the conditions set forth in the Prospectus dated May 4, 2004 (as the same may be amended or supplemented from time to time, the “Prospectus”), receipt of which is acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitute the “Exchange Offer”). The Exchange Offer has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

      Subject to and effective upon the acceptance for exchange of all or any portion of the Old Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Old Notes as are being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the Prospectus, to (i) deliver certificates for Old Notes to the Company together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company, upon receipt by the Exchange Agent, as the undersigned’s agent, of the New Notes to be issued in exchange for such Old Notes, (ii) present certificates for such Old Notes for transfer, and to transfer the Old Notes on the books of the Company, and (iii) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer.

      THE UNDERSIGNED HEREBY REPRESENTS AND WARRANTS THAT THE UNDERSIGNED HAS FULL POWER AND AUTHORITY TO TENDER, EXCHANGE, SELL, ASSIGN AND TRANSFER THE OLD NOTES TENDERED HEREBY AND THAT, WHEN THE SAME ARE ACCEPTED FOR EXCHANGE, THE COMPANY WILL ACQUIRE GOOD, MARKETABLE AND UNENCUMBERED TITLE THERETO, FREE AND CLEAR OF ALL LIENS, RESTRICTIONS, CHARGES AND ENCUMBRANCES, AND THAT THE OLD NOTES TENDERED HEREBY ARE NOT SUBJECT TO ANY ADVERSE CLAIMS OR PROXIES. THE UNDERSIGNED WILL, UPON REQUEST, EXECUTE AND DELIVER ANY ADDITIONAL DOCUMENTS DEEMED BY THE COMPANY OR THE EXCHANGE AGENT TO BE NECESSARY OR DESIRABLE TO COMPLETE THE EXCHANGE, ASSIGNMENT AND TRANSFER OF THE OLD NOTES TENDERED HEREBY, AND THE UNDERSIGNED WILL COMPLY WITH ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. THE UNDERSIGNED HAS READ AND AGREES TO ALL OF THE TERMS OF THE EXCHANGE OFFER.

      The name(s) and address(es) of the registered holder(s) of the Old Notes tendered hereby should be printed above, if they are not already set forth above, as they appear on the certificates representing such Old Notes. The certificate number(s) and the Old Notes that the undersigned wishes to tender should be indicated in the appropriate boxes above.

      If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more Old Notes than are tendered or accepted for exchange, certificates for such unaccepted or nonexchanged Old Notes will be returned (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to an account maintained at DTC), without expense to the tendering holder, promptly following the expiration or termination of the Exchange Offer.

      The undersigned understands that tenders of Old Notes pursuant to any one of the procedures described in “The Exchange Offer — Procedures for Tendering Old Notes” in the Prospectus and in the instructions hereto will, upon the Company’s acceptance for exchange of such tendered Old Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer. In all cases in which a Participant elects to accept the Exchange Offer by transmitting an express acknowledgment in accordance with the established ATOP procedures, such Participant shall be bound by all of the terms and conditions of this Letter of Transmittal. The undersigned recognizes that, under certain circumstances set forth in the Prospectus, the Company may not be required to accept for exchange any of the Old Notes tendered hereby.

4

      Unless otherwise indicated herein in the box entitled “Special Issuance Instructions” below, the undersigned hereby directs that the New Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Old Notes, that such New Notes be credited to the account indicated above maintained at DTC. If applicable, substitute certificates representing Old Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Old Notes, will be credited to the account indicated above maintained at DTC. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please deliver New Notes to the undersigned at the address shown below the undersigned’s signature.

      By tendering Old Notes and executing, or otherwise becoming bound by, this letter of transmittal, the undersigned hereby represents and agrees that

(i) the undersigned is not an “affiliate” of the Company,

(ii) any New Notes to be received by the undersigned are being acquired in the ordinary course of its business, and

(iii) the undersigned has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes.

      By tendering Old Notes pursuant to the exchange offer and executing, or otherwise becoming bound by, this letter of transmittal, a holder of Old Notes which is a broker-dealer represents and agrees, consistent with certain interpretive letters issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that (a) such Old Notes held by the broker-dealer are held only as a nominee, or (b) such Old Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver the prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such New Notes (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act).

      The Company has agreed that, subject to the provisions of the Registration Rights Agreement, the prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer (as defined below) in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 90 days after the expiration date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such participating broker-dealer. In that regard, each broker dealer who acquired Old Notes for its own account as a result of market-making or other trading activities (a “participating broker-dealer”), by tendering such Old Notes and executing, or otherwise becoming bound by, this letter of transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in the prospectus untrue in any material respect or which causes the prospectus to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of New Notes pursuant to the prospectus until the Company has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to the participating broker-dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which participating broker-dealers are entitled to use the prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

      All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives successors and assigns of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

5

HOLDER(S) SIGN HERE

(See Instructions 2, 5 and 6)
(Note: Signature(s) Must be Guaranteed if Required by Instruction 2)

Must be signed by registered holder(s) exactly as name(s) appear(s) on certificate(s) for the Old Notes hereby tendered or on a security position listing, or by any person(s) authorized to become the registered holder(s) by endorsements and documents transmitted herewith. If signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary or representative capacity, please set forth the signer’s full title. See Instruction 5.

(Signature(s) of holder(s))

Date ______________________________ , 2004

Name(s)

(Please Print)

Capacity

(Include Full Title)

Address

(Include Zip Code)

Area Code and Telephone Number

(Taxpayer Identification or Social Security Number(s))

GUARANTEE OF SIGNATURE(S)

(See Instructions 2 and 5)

Authorized Signature

Name

(Please Print)

Date ______________________________ , 2004

Capacity or Title

Name of Firm

Address

(Include Zip Code)

Area Code and Telephone Number

6

SPECIAL ISSUANCE INSTRUCTIONS
(See Instructions 1, 5 and 6)

      To be completed ONLY if the New Notes are to be issued in the name of someone other than the registered holder of the Old Notes whose name(s) appear(s) above.

Issue New Notes to:

Name

(Please Print)

Address

(Include Zip Code)

(Taxpayer Identification or
Social Security Number)

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 5 and 6)

      To be completed ONLY if New Notes are to be sent to someone other than the registered holder of the Old Notes whose name(s) appear(s) above, or to such registered holder(s) at an address other than that shown above.

Mail New Notes to:

Name

(Please Print)

Address

(Include Zip Code)

(Taxpayer Identification or
Social Security Number)

7

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Exchange Offer

      1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES. This Letter of Transmittal is to be completed if certificates are to be forwarded herewith and, unless your Old Notes are held through DTC, should be accompanied by the certificates for the Old Notes. If tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in “The Exchange Offer — Book-Entry Transfer” in the Prospectus and in accordance with ATOP established by DTC, a tendering holder will become bound by the terms and conditions hereof in accordance with the procedures established under ATOP. Certificates, or timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC, as well as this Letter of Transmittal (or facsimile thereof), if required, properly completed and duly executed, with any required signature guarantees, must be received by the Exchange Agent at one of its addresses set forth herein on or prior to the expiration date. Old Notes may be tendered in whole or in part in the principal amount of $1,000 and multiples of $1,000.

      Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes and this Letter of Transmittal to the Exchange Agent on or prior to the expiration date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile) thereof and Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the Exchange Agent on or prior to the expiration date; and (iii) the certificates (or a book-entry confirmation (as defined in the Prospectus)) representing all tendered Old Notes, in proper form for transfer, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice. For Old Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the expiration date. As used herein and in the Prospectus, “Eligible Institution” means a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

      THE METHOD OF DELIVERY OF OLD NOTES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

      The Company will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a Letter of Transmittal (or facsimile thereof), or any Agent’s Message in lieu thereof, waives any right to receive any notice of the acceptance of such tender.

      2. GUARANTEE OF SIGNATURES. No signature guarantee on this Letter of Transmittal is required if:

(i) this Letter of Transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Old Notes) of Old Notes tendered herewith, unless such holder(s) has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” above, or

(ii) such Old Notes are tendered for the account of a firm that is an Eligible Institution.

      In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal. See Instruction 5.

8

      3. INADEQUATE SPACE. If the space provided in the box captioned “Description of Old Notes” is inadequate, the certificate number(s) and/or the principal amount of Old Notes and any other required information should be listed on a separate signed schedule which is attached to this Letter of Transmittal.

      4. PARTIAL TENDERS AND WITHDRAWAL RIGHTS. Tenders of Old Notes will be accepted only in the principal amount of $1,000 and multiples thereof. If less than all the Old Notes evidenced by any certificate submitted are to be tendered, fill in the principal amount of Old Notes which are to be tendered in the box entitled “Principal Amount of Old Notes Tendered (if less than all).” In such case, new certificate(s) for the remainder of the Old Notes that were evidenced by your old certificate(s) will only be sent to the holder of the Old Notes, promptly after the expiration date. All Old Notes represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

      Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the expiration date. In order for a withdrawal to be effective on or prior to that time, a written notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth above or in the Prospectus on or prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for the Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates, the withdrawing holder must submit the serial numbers of the particular certificates for the Old Notes to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under “The Exchange Offer — Book-Entry Transfer,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes and otherwise comply with the procedures of such facility. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any time on or prior to the expiration date by following one of the procedures described in the Prospectus under “The Exchange Offer — Procedures for Tendering Old Notes.”

      All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the book-entry procedures described in the Prospectus under “The Exchange Offer — Book-Entry Transfer,” such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

      5. SIGNATURES ON LETTER OF TRANSMITTAL, ASSIGNMENTS AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered holder(s) of the Old Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

      If any of the Old Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

      If any tendered Old Notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of certificates.

      If this Letter of Transmittal or any certificates or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of such persons’ authority to so act must be submitted.

      When this Letter of Transmittal is signed by the registered holder(s) of the Old Notes listed and transmitted hereby, no endorsement(s) of certificate(s) or written instrument or instruments of transfer or exchange are required unless New

9

Notes are to be issued in the name of a person other than the registered holder(s). Signature(s) on such certificate(s) or written instrument or instruments of transfer or exchange must be guaranteed by an Eligible Institution.

      If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Old Notes listed, the certificates must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion and executed by the registered holder(s), in either case signed exactly as the name or names of the registered holder(s) appear(s) on the certificates. Signatures on such certificates or written instrument or instruments of transfer or exchange must be guaranteed by an Eligible Institution.

      6. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If New Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if New Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Certificates for Old Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

      7. IRREGULARITIES. The Company will determine, in its sole discretion, all questions as to the form, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the expiration date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

      8. QUESTIONS, REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES. Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent or from your broker, dealer, commercial bank, trust company or other nominee.

      9. LOST, DESTROYED OR STOLEN CERTIFICATES. If any certificate(s) representing Old Notes have been lost, destroyed or stolen, the holder should promptly notify the Exchange Agent. The holder will then be instructed as to the steps that must be taken in order to replace the certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificate(s) have been followed.

      10. SECURITY TRANSFER TAXES. Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of or request that Old Notes not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF),

OR AN AGENT’S MESSAGE IN LIEU THEREOF, AND ALL OTHER REQUIRED
DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT
ON OR PRIOR TO THE EXPIRATION DATE.

10

NOTICE OF GUARANTEED DELIVERY

For Tender Of

10% Senior Notes due 2008

of
DELTA AIR LINES, INC.

      This Notice of Guaranteed Delivery or one substantially equivalent hereto must be used to accept the Exchange Offer (as defined below) if (i) certificates for the Company’s (as defined below) 10% Senior Notes due 2008 (the “Old Notes”) are not immediately available, (ii) Old Notes and the Letter of Transmittal cannot be delivered to Global Bondholder Services Corporation (the “Exchange Agent”) on or prior to the Expiration Date (as defined in the Prospectus referred to below) or (iii) the procedures for book-entry transfer cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand or sent by facsimile transmission, overnight courier, telex, telegram or mail to the Exchange Agent. See “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus dated May 4, 2004 (which, together with the related Letter of Transmittal, constitutes the “Exchange Offer”) of Delta Air Lines, Inc., a Delaware corporation (the “Company”).

The Exchange Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By Hand or Overnight Delivery:	Facsimile Transmissions: (Eligible Institutions Only)	By Registered or Certified Mail:
Global Bondholder Services Corporation 65 Broadway — Suite 704 New York, New York 10006 Attn: Corporate Actions	212 430 3775 To Confirm by Telephone or for Information Call: 212 430 3774	Global Bondholder Services Corporation 65 Broadway — Suite 704 New York, New York 10006 Attn: Corporate Actions

      DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS NOTICE OF GUARANTEED DELIVERY VIA A FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

      THIS NOTICE OF GUARANTEED DELIVERY IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN “ELIGIBLE INSTITUTION” UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED ON THE LETTER OF TRANSMITTAL.

THE FOLLOWING GUARANTEE MUST BE COMPLETED

GUARANTEE OF DELIVERY

(Not to be used for Signature Guarantee)

The undersigned, a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, hereby guarantees to deliver to the Exchange Agent, at one of its addresses set forth above, either the certificates for all physically tendered Old Notes, in proper form for transfer, or confirmation of the book-entry transfer of such Old Notes to the Exchange Agent’s account at The Depository Trust Company (“DTC”), pursuant to the procedures for book-entry transfer set forth in the Prospectus, in either case together with any other documents required by the Letter of Transmittal, within three New York Stock Exchange trading days after the date of execution of this Notice of Guaranteed Delivery.

The undersigned acknowledges that it must deliver the Old Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.

Name of Firm:

Authorized Signature:

Address:

(Zip Code)

Title:

Name:

(Please type or print)

Area Code and Telephone Number:

Date:

NOTE: DO NOT SEND OLD NOTES WITH THIS NOTICE OF GUARANTEED DELIVERY. ACTUAL SURRENDER OF OLD NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, A PROPERLY COMPLETED AND FULLY EXECUTED LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS.

2

Offer to Exchange
10% Senior Notes due 2008
(Registered Under The Securities Act of 1933)
for Any and All Outstanding
10% Senior Notes due 2008
of
DELTA AIR LINES, INC.

To Our Clients:

      Enclosed is a Prospectus, dated May 4, 2004, of Delta Air Lines, Inc., Delaware (the “Company”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange its 10% Senior Notes due 2008 (the “New Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 10% Senior Notes due 2008 (the “Old Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer.

      Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on June 3, 2004 unless extended.

      The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

      We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

      We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

      Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

Offer to Exchange

10% Senior Notes due 2008
(Registered under the Securities Act of 1933)
for Any and All Outstanding
10% Senior Notes due 2008
of
DELTA AIR LINES, INC.

To Registered Holders and The Depository Trust Company Participants:

      Enclosed are the materials listed below relating to the offer by Delta Air Lines, Inc., a Delaware corporation (the “Company”), to exchange its 10% Senior Notes due 2008 (the “New Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 10% Senior Notes due 2008 (the “Old Notes”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated May 4, 2004, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

      Enclosed herewith are copies of the following documents:

1.	Prospectus dated May 4, 2004;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

5.	Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on June 3, 2004 unless extended.

      The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

      Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

      The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The

Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.

      Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

GLOBAL BONDHOLDER SERVICES CORPORATION

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF DELTA AIR LINES, INC. OR GLOBAL BONDHOLDER SERVICES CORPORATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

2

INSTRUCTION TO REGISTERED HOLDER AND/OR

BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER
OF
DELTA AIR LINES, INC.

10% Senior Notes due 2008

(the “Old Notes”)

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

      The undersigned hereby acknowledges receipt of the Prospectus dated May 4, 2004 (the “Prospectus”) of Delta Air Lines, Inc., a Delaware corporation (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Company’s offer (the “Exchange Offer”). Capitalized terms used but not defined herein have the meanings as ascribed to them in the Prospectus or the Letter of Transmittal.

      This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned.

      The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

      $               of the 10% Senior Notes due 2008

      With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐ To TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any):

      $               of the 10% Senior Notes due 2008

☐ NOT to TENDER any Old Notes held by you for the account of the undersigned.

      If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) the holder is not an “affiliate” of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes. If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it represents that such Old Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s) (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date: